Exhibit 99.1

Assurant Reports Strong Fourth Quarter and Full Year 2025 Financial Results

Delivered Third Consecutive Year of Double-Digit Earnings and EPS Growth;
2026 to Deliver Underlying Growth Led by High-Single-Digit Expansion in Global Lifestyle

(Unaudited)	Q4'25	Q4'24	Change	12M'25	12M'24	Change
$ in millions, except per share data
GAAP net income	225.2	201.3	12%	872.7	760.2	15%
Adjusted EBITDA[1]	436.5	381.4	14%	1,536.2	1,322.4	16%
Adjusted EBITDA, ex. reportable catastrophes[2]	445.9	431.5	3%	1,734.4	1,569.4	11%

GAAP net income per diluted share	4.41	3.87	14%	16.93	14.46	17%
Adjusted earnings per diluted share[3]	5.61	4.79	17%	19.77	16.64	19%
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	5.75	5.54	4%	22.81	20.35	12%
Note: The metrics included within the company’s outlook and certain other metrics are non-GAAP financial measures. The company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile outlook to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

ATLANTA, February 10, 2026 — Assurant, Inc. (NYSE: AIZ), a premier global protection company that safeguards and services connected devices, homes and automobiles in partnership with the world’s leading brands, today announced results for the fourth quarter and the full year ended December 31, 2025.

"Our 2025 performance underscores the position of strength from which Assurant continues to operate, delivering our ninth consecutive year of profitable growth. The strength and resilience of our results reflect the power of our diversified business model and our relentless focus on serving clients and creating value for shareholders. Sustained investments in innovation have transformed our operations and product offerings, supporting our partners, driving efficiencies, and elevating the customer experience. The results are clear: new and expanded partnerships with leading global brands; differentiated, technology‑enabled solutions; and continued growth in attractive, expanding markets – including the recent launch of Assurant Home Warranty – all underpinned by strong financial outperformance,” said Assurant President and CEO Keith Demmings.

“As we look to 2026, Assurant is well positioned to build on this momentum. Supported by a strong foundation, we remain intensely focused on further differentiating Assurant as a trusted partner and an attractive long-term investment,” Demmings added.

Fourth Quarter and Full Year 2025 Consolidated Results

(Unaudited)	Q4'25	Q4'24	Change	12M'25	12M'24	Change
$ in millions

GAAP net income	225.2	201.3	12%	872.7	760.2	15%

Adjusted EBITDA
Global Lifestyle	195.3	191.7	2%	801.3	773.4	4%
Global Housing	275.6	225.4	22%	858.7	671.2	28%
Corporate and Other	(34.4)	(35.7)	4%	(123.8)	(122.2)	(1)%
Adjusted EBITDA[1]	436.5	381.4	14%	1,536.2	1,322.4	16%
Reportable catastrophes	9.4	50.1		198.2	247.0
Adjusted EBITDA, ex. reportable catastrophes
Global Lifestyle[2]	195.3	191.8	2%	800.7	775.2	3%
Global Housing[2]	285.0	275.4	3%	1,057.5	916.4	15%
Corporate and Other	(34.4)	(35.7)	4%	(123.8)	(122.2)	(1)%
Adjusted EBITDA, ex. reportable catastrophes[2]	445.9	431.5	3%	1,734.4	1,569.4	11%
Note: Adjusted EBITDA of the Global Lifestyle, Global Housing, and Corporate and Other segments is the segment measure of profitability in our GAAP financial statements and includes reportable catastrophes. Some of the metrics throughout this press release are non-GAAP measures of performance. A full reconciliation of each non-GAAP measure to the most comparable GAAP measure can be found in the Non-GAAP Financial Measures section.

Fourth Quarter 2025 Consolidated Results
•GAAP net income increased 12 percent to $225.2 million compared to fourth quarter 2024 of $201.3 million, driven by lower reportable catastrophes and higher segment earnings, primarily in Global Housing. Results were partially offset by higher restructuring costs related to optimizing operational efficiencies.

•GAAP net income per diluted share increased 14 percent to $4.41 compared to fourth quarter 2024 of $3.87. The increase was primarily driven by the factors noted above and the impact of share repurchases.

•Adjusted EBITDA1 increased 14 percent to $436.5 million compared to the prior year period of $381.4 million, primarily due to lower reportable catastrophes and growth within Global Housing. Excluding reportable catastrophes, Adjusted EBITDA2 increased 3 percent, or similar on a constant currency basis5, to $445.9 million, due to growth within both Global Housing and Global Lifestyle.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 4 percent to $5.75 compared to the prior year period of $5.54. The increase was driven by the factors noted above and the impact of share repurchases, partially offset by higher depreciation expense.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $3.23 billion compared to third quarter 2024 of $2.99 billion, up 8 percent, driven by growth in Global Lifestyle and Global Housing.

Full Year 2025 Consolidated Results

•GAAP net income increased 15 percent to $872.7 million, compared to full year 2024 net income of $760.2 million, primarily due to higher segment earnings in Global Housing, lower reportable catastrophes and growth in Global Lifestyle, partially offset by a higher effective tax rate and restructuring costs.

•GAAP net income per diluted share increased 17 percent to $16.93 compared to full year 2024 of $14.46. The increase was primarily driven by the factors noted above and the impact of share repurchases.

•Adjusted EBITDA1 increased 16 percent to $1,536.2 million compared to the prior year period of $1,322.4 million, primarily due to higher segment earnings in Global Housing, $48.8 million of lower pre-tax reportable catastrophes and growth in Global Lifestyle. Excluding reportable catastrophes, Adjusted EBITDA2 increased 11 percent, or similar on a constant currency basis5, to $1,734.4 million, from growth in Global Housing and Global Lifestyle.

•Adjusted earnings, excluding reportable catastrophes, per diluted share4, increased 12 percent to $22.81 compared to the prior year period of $20.35, primarily from higher Global Housing segment earnings and the impact of share repurchases, partially offset by higher depreciation expense and a higher effective tax rate.

•Net earned premiums, fees and other income from the Global Lifestyle and Global Housing segments totaled $12.35 billion compared to $11.42 billion for the prior year period, up 8 percent, driven by growth across all lines of business within Global Lifestyle and Global Housing.

Global Lifestyle

$ in millions	Q4'25	Q4'24	Change	12M'25	12M'24	Change
Adjusted EBITDA	195.3	191.7	2%	801.3	773.4	4%
Net earned premiums, fees and other income	2,518.9	2,346.5	7%	9,582.5	8,967.3	7%
•Adjusted EBITDA increased 2 percent compared to fourth quarter 2024, driven by growth in Global Automotive and Connected Living. In Global Automotive, results benefited from improved loss experience. In Connected Living, underlying growth of 7 percent, which excludes a $7 million non-run rate inventory adjustment, was primarily driven by global mobile protection programs and trade-in performance.

•Full year 2025 Adjusted EBITDA increased 4 percent compared to 2024. The increase was driven by Connected Living growth from global mobile programs and higher contributions from financial services. In Global Automotive, improved loss experience led to increased profitability.

•Net earned premiums, fees and other income increased 7 percent compared to fourth quarter 2024, primarily driven by Connected Living growth from global device protection programs and trade-in volume, as well as higher contributions from extended service contract programs and modest growth in Global Automotive.

•Full year 2025 net earned premiums, fees and other income increased 7 percent compared to 2024. The increase was driven by global mobile programs and from a new program in financial services within Connected Living and modest growth in Global Automotive.

Global Housing

$ in millions	Q4'25	Q4'24	Change	12M'25	12M'24	Change
Adjusted EBITDA	275.6	225.4	22%	858.7	671.2	28%
Reportable catastrophes	9.4	50.0		198.8	245.2
Adjusted EBITDA, ex. reportable catastrophes[2]	285.0	275.4	3%	1,057.5	916.4	15%
Net earned premiums, fees and other income	711.4	647.4	10%	2,768.8	2,457.0	13%
•Adjusted EBITDA increased 22 percent compared to fourth quarter 2024 mainly from $40.6 million of lower pre-tax reportable catastrophes. Excluding reportable catastrophes, Adjusted EBITDA2 increased 3 percent, driven by top-line growth within Homeowners from higher lender-placed policies in-force and specialty products. Results were partially offset by unfavorable non-catastrophe loss experience, including $9 million of lower favorable prior-period reserve development(a).
(a) Fourth quarter 2025 had $29.4 million of favorable non-catastrophe prior period reserve development, of which $22.1 million was related to prior years, compared to $38.3 million of favorable non-catastrophe prior period reserve development in fourth quarter 2024. Full year 2025 prior year reserve development was $113.1 million and full year 2024 prior year reserve development was $106.7 million.

•Full year 2025 Adjusted EBITDA increased 28 percent compared to 2024, including $46.4 million of lower pre-tax reportable catastrophes. Excluding reportable catastrophes, full year Adjusted EBITDA2 increased 15 percent mainly due to top-line growth in lender-placed and favorable non-catastrophe loss experience.

•Net earned premiums, fees and other income increased 10 percent compared to fourth quarter 2024, driven by growth in policies in-force and higher average premiums within lender-placed, as well as growth in various specialty products. Renters and Other also increased, led by contributions from a new book of business previously disclosed.

•Full year 2025 net earned premiums, fees and other income increased 13 percent compared to the prior year 2024, primarily due to the factors noted above.

Corporate and Other

$ in millions	Q4'25	Q4'24	Change	12M'25	12M'24	Change
Adjusted EBITDA	(34.4)	(35.7)	4%	(123.8)	(122.2)	(1)%
•Adjusted EBITDA loss improved in fourth quarter 2025 compared to the prior year period, driven by lower third-party expenses, partially offset by organic investments to support our Home Warranty business.

•Full year 2025 Adjusted EBITDA loss increased modestly compared to the prior year 2024, primarily driven by lower investment income.

Holding Company Liquidity Position
•Holding company liquidity totaled $887 million as of December 31, 2025, or $662 million above the company’s minimum level of $225 million.

Dividends paid by the operating segments to the holding company in fourth quarter 2025 totaled $438 million. For full year 2025, dividends paid by the operating segments totaled $925 million.

•Share repurchases and common stock dividends totaled $138 million in fourth quarter 2025. During fourth quarter 2025, Assurant repurchased approximately 416 thousand shares of common stock for $94 million and paid $44 million in common stock dividends.

For full year 2025, share repurchases and common stock dividends totaled $468 million. Assurant repurchased 1.4 million shares of common stock for $300 million and paid $168 million in common stock dividends.

From January 1 through February 6, 2026, the company repurchased approximately 126 thousand shares for $30 million. $745 million remains under the current repurchase authorizations.

2026 Company Outlook6
Note: Some of the metrics included within the company’s outlook are non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile to the GAAP measures, the probable significance of which cannot be determined. More information can be found in the Non-GAAP Financial Measures section.

Based on current macroeconomic conditions, the company expects the following:

$ in millions, except per share data	2025	2026 Outlook[6]	2026 Outlook[6] ex. 2025 PYD(b)
Adjusted EBITDA, ex. reportable catastrophes[2]	$1,734	Consistent with 2025 Levels	Mid-to-high single digits
Adjusted earnings, ex. reportable catastrophes, per diluted share[4]	$22.81	Consistent with 2025 Levels	Mid-to-high single digits
(b) 2026 outlook is shown relative to 2025 results excluding $113.1 million of favorable prior year development (PYD).

•Adjusted EBITDA, excluding reportable catastrophes6, to be consistent with 2025 levels, or to increase mid-to-high single digits, excluding $113 million of favorable prior year development in 2025.
◦Global Lifestyle Adjusted EBITDA to increase high single digits with contributions from Connected Living and Global Automotive.
◦Global Housing Adjusted EBITDA, excluding reportable catastrophes6, to decrease, with solid underlying growth when excluding $113 million of prior year reserve development in 2025.
◦Corporate and Other Adjusted EBITDA loss to approximate $140 million, reflecting organic investments in our Home Warranty business.

•Adjusted earnings, excluding reportable catastrophes, per diluted share6, to be consistent with 2025 levels, or increase mid-to-high single digits when excluding $113 million of prior year reserve development in 2025. The company expects depreciation expense of approximately $175 million, interest expense of approximately $113 million, amortization of purchased intangible assets of approximately $70 million and an effective tax rate of approximately 20 to 22 percent.

•Capital deployment priorities to focus on maintaining a strong financial position, supporting business growth by funding organic investments and M&A, and returning capital to shareholders through common stock dividends and share repurchases, subject to Board approval.

Earnings Conference Call
The fourth quarter 2025 earnings conference call and webcast will be held on Wednesday, February 11, 2026 at 8:00 a.m. E.T. The slide presentation used by management during the webcast includes supplemental information and will be available on Assurant’s Investor Relations website prior to the conference call. The live and archived webcast, along with supplemental information, will also be available on Assurant’s Investor Relations website:
https://ir.assurant.com/overview/default.aspx
About Assurant
Assurant, Inc. (NYSE: AIZ) is a premier global protection company that partners with the world’s leading brands to safeguard and service connected devices, homes, and automobiles. As a Fortune 500 company operating in 21 countries, Assurant leverages data-driven technology solutions to provide exceptional customer experiences.

Learn more at assurant.com

Media Contact:
Julie Strider
Vice President, Global Communications
julie.strider@assurant.com
Investor Relations Contacts:
Rebekah Biondo
Deputy CFO
rebekah.biondo@assurant.com

Sean Moshier
Vice President, Investor Relations
sean.moshier@assurant.com

Rachel Glascock
Director, Investor Relations
rachel.glascock@assurant.com

Safe Harbor Statement
Some of the statements in this news release, including our business and financial plans and any statements regarding our anticipated future financial performance, business prospects, growth, operating strategies, valuation and similar matters, such as performance outlook, financial objectives, business drivers, our ability to gain market share, and the strength, diversity, predictability and resiliency of enterprise and segment earnings, cash flows and other results, may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by the use of words such as “outlook,” “objective,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:
i.the impact of general economic, financial market and political conditions and conditions in the markets in which we operate, including inflation, tariff policies in the United States and abroad, global supply chain impacts and recessionary pressures;
ii.the loss of significant clients, distributors or other parties with whom we do business, or if we are unable to renew contracts with them on favorable terms, or if they disintermediate us, or if those parties face financial, reputational or regulatory issues;
iii.significant competitive pressures, changes in customer preferences and disruption;
iv.the failure to execute our strategy, including through organic growth and the continuing service of key executives, senior leaders, highly-skilled personnel and a high-performing workforce;
v.the failure to find suitable acquisitions at attractive prices, integrate acquired businesses or divest of non-strategic businesses effectively;
vi.our inability to recover should we experience a business continuity event;
vii.the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;
viii.risks related to our international operations;
ix.declines in the value and availability of mobile devices, and regulatory compliance or other risks in our mobile business;
x.our inability to develop and maintain distribution sources or attract and retain sales representatives and executives with key client relationships;
xi.risks associated with joint ventures, franchises and investments in which we share ownership and management with third parties;
xii.the impact of catastrophe and non-catastrophe losses, including as a result of climate change and the current inflationary environment;
xiii.negative publicity relating to our business, practices, industry or clients;
xiv.the adequacy of reserves established for claims and our inability to accurately predict and price for claims and other costs;
xv.a decline in financial strength ratings of our insurance subsidiaries or in our corporate senior debt ratings;
xvi.fluctuations in exchange rates, including in the current environment;
xvii.an impairment of goodwill or other intangible assets;
xviii.the failure to maintain effective internal control over financial reporting;
xix.unfavorable conditions in the capital and credit markets;
xx.a decrease in the value of our investment portfolio, including due to market, credit and liquidity risks, and changes in interest rates;
xxi.an impairment in the value of our deferred tax assets;
xxii.the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;
xxiii.the credit risk of some of our agents, third-party administrators and clients;

xxiv.the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends or repurchase shares;
xxv.limitations in the analytical models we use to assist in our decision-making;
xxvi.the failure to effectively maintain and modernize our technology systems and infrastructure, or the failure to integrate those of acquired businesses;
xxvii.breaches of our technology systems or those of third parties with whom we do business, or the failure to protect the security of data in such systems, including due to cyberattacks and as a result of working remotely;
xxviii.the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security, data protection and tax;
xxix.the impact of litigation and regulatory actions;
xxx.reductions or deferrals in the insurance premiums we charge;
xxxi.changes in insurance, tax and other regulations;
xxxii.volatility in our common stock price and trading volume; and
xxxiii.employee misconduct.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance. Assurant’s non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)Adjusted EBITDA: Assurant uses Adjusted EBITDA as an important measure of the company’s operating performance. Assurant defines Adjusted EBITDA as net income, excluding net realized gains (losses) on investments and fair value changes to equity securities, interest expense, benefit (provision) for income taxes, depreciation expense, amortization of purchased intangible assets, as well as other highly variable or unusual items, including restructuring costs and the loss on a subsidiary held for sale. The company believes this metric provides investors with an important measure of the company’s operating performance because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted EBITDA, revenue generated from such intangible assets is included within the revenue in determining Adjusted EBITDA. The comparable GAAP measure is net income. See Note 2 below for a full reconciliation.
(2)Adjusted EBITDA, Excluding Reportable Catastrophes: Assurant uses Adjusted EBITDA (defined above), excluding reportable catastrophes (which represents individual catastrophic events that generate losses in excess of $5.0 million, pre-tax, net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the company’s operating performance. The company believes this metric provides investors with an important measure of the company’s operating performance for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income.

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2025	2024	2025	2024
GAAP net income	$225.2	$201.3	$872.7	$760.2
Less:
Interest expense	28.3	26.8	109.7	107.0
Provision for income taxes	58.3	48.7	214.7	167.1
Depreciation expense	47.6	39.9	156.4	139.4
Amortization of purchased intangible assets	17.4	17.2	67.4	69.1
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	20.5	29.1	71.8	75.8
Restructuring costs	28.7	5.2	27.3	5.4
Loss on subsidiary held for sale	10.7	—	10.7	—
Other adjustments(1)	(0.2)	13.2	5.5	(1.6)
Adjusted EBITDA	436.5	381.4	1,536.2	1,322.4
Reportable catastrophes	9.4	50.1	198.2	247.0
Adjusted EBITDA, excluding reportable catastrophes	$445.9	$431.5	$1,734.4	$1,569.4
(1)Additional details about the components of Other adjustments and other key financial metrics throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/overview/default.aspx

(UNAUDITED)	4Q 2025		4Q 2024
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$195.3	$275.6	$191.7	$225.4
Reportable catastrophes	—	9.4	0.1	50.0
Adjusted EBITDA, excluding reportable catastrophes	$195.3	$285.0	$191.8	$275.4

(UNAUDITED)	12 Months 2025		12 Months 2024
	Global Lifestyle	Global Housing	Global Lifestyle	Global Housing
($ in millions)
Adjusted EBITDA	$801.3	$858.7	$773.4	$671.2
Reportable catastrophes	(0.6)	198.8	1.8	245.2
Adjusted EBITDA, excluding reportable catastrophes	$800.7	$1,057.5	$775.2	$916.4

(3)Adjusted Earnings per Diluted Share: Assurant uses Adjusted earnings per diluted share as an important measure of the company’s stockholder value. Assurant defines Adjusted earnings per diluted share as net income, excluding net realized gains (losses) on investments and fair value changes to equity securities, amortization of purchased intangible assets, as well as other highly variable or unusual items (including the items mentioned above), divided by the weighted average diluted shares outstanding. The company believes this metric provides investors with an important measure of stockholder value because it excludes items that do not represent the ongoing operations of the company, and therefore (i) enhances management’s and investors’ ability to analyze the ongoing operations of its businesses and (ii) facilitates comparisons of its operating performance over multiple periods, including because the amortization expense associated with purchased intangible assets may fluctuate from period to period based on the timing, size, nature and number of acquisitions. Although the company excludes amortization of purchased intangible assets from Adjusted earnings, revenue generated from such intangible assets is included within the revenue in determining Adjusted earnings. The comparable GAAP measure is net income per diluted share, defined as net income, divided by the weighted average diluted shares outstanding. See Note 4 below for a full reconciliation.

(4)Adjusted Earnings, Excluding Reportable Catastrophes, per Diluted Share: Assurant uses Adjusted earnings, excluding reportable catastrophes, per diluted share (each as defined above) as another important measure of the company's stockholder value. The company believes this metric provides investors with an important measure of stockholder value for the reasons noted above, and because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income per diluted share (defined above).

(UNAUDITED)	4Q	4Q	12 Months	12 Months
($ in millions)	2025	2024	2025	2024
GAAP net income	$225.2	$201.3	$872.7	$760.2
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	20.5	29.1	71.8	75.8
Amortization of purchased intangible assets	17.4	17.2	67.4	69.1
Restructuring costs	28.7	5.2	27.3	5.4
Loss on subsidiary held for sale	10.7	—	10.7	—
Other adjustments	(0.2)	13.2	5.5	(1.6)
Benefit for income taxes	(15.8)	(16.9)	(36.5)	(34.2)
Adjusted earnings	286.5	249.1	1,018.9	874.7
Reportable catastrophes, pre-tax	9.4	50.1	198.2	247.0
Tax impact of reportable catastrophes	(2.0)	(10.5)	(41.7)	(51.8)
Adjusted earnings, excluding reportable catastrophes	$293.9	$288.7	$1,175.4	$1,069.9

(UNAUDITED)	4Q	4Q	12 Months	12 Months
	2025	2024	2025	2024
GAAP net income per diluted share(1)	$4.41	$3.87	$16.93	$14.46
Adjustments, pre-tax:
Net realized losses on investments and fair value changes to equity securities	0.40	0.56	1.39	1.44
Amortization of purchased intangible assets	0.34	0.33	1.31	1.31
Restructuring costs	0.56	0.10	0.53	0.10
Loss on subsidiary held for sale	0.21	—	0.21	—
Other adjustments	—	0.25	0.11	(0.02)
Benefit for income taxes	(0.31)	(0.32)	(0.71)	(0.65)
Adjusted earnings, per diluted share	5.61	4.79	19.77	16.64
Reportable catastrophes, pre-tax	0.18	0.96	3.85	4.70
Tax impact of reportable catastrophes	(0.04)	(0.21)	(0.81)	(0.99)
Adjusted earnings, excluding reportable catastrophes, per diluted share	$5.75	$5.54	$22.81	$20.35
(1)Information on the share counts used in the per share calculations throughout this press release are included in the Financial Supplement located on Assurant’s Investor Relations website: https://ir.assurant.com/overview/default.aspx

(5)Constant Currency: Represents a non-GAAP financial measure. Excludes the impact of changes in foreign currency exchange rates used in the translation of the income statement because they can be volatile. These amounts are calculated by translating the comparable prior period results at the weighted average foreign currency exchange rates used in the current period, and it excludes the impact of foreign exchange transaction gains (losses) associated with the remeasurement of non-functional currencies. The company believes this information allows investors to identify the significance of changes in foreign currency exchange rates in period-to-period comparisons.

(UNAUDITED)	Constant Currency
	4Q 2025	12 Months 2025
Percentage change in GAAP net income, including FX impact	11.9%	14.8%
Percentage change in Adjusted EBITDA, including FX impact	14.4%	16.2%
Percentage change in Adjusted EBITDA, excluding reportable catastrophes:
Including FX impact	3.3%	10.5%
FX impact	0.4%	(0.4)%
Excluding FX impact	2.9%	10.9%

(6)The company outlook for each of Adjusted earnings, excluding reportable catastrophes, per diluted share and, for Assurant and Global Housing, Adjusted EBITDA, excluding reportable catastrophes, each including and excluding 2025 prior year development, constitute forward-looking non-GAAP financial measures and the company believes that it cannot, without unreasonable efforts, forecast certain information needed to reconcile such forward-looking non-GAAP financial measures to the most comparable GAAP measure, the probable significance of which cannot be determined. The company is able to quantify a full-year estimate of depreciation expense, interest expense and amortization of purchased intangible assets, each on a pre-tax basis, and the estimated effective tax rate, which are expected to be approximately $175 million, $113 million, $70 million and 20 to 22 percent, respectively. Other GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three and Twelve Months Ended December 31, 2025 and 2024

	4Q		12 Months
	2025	2024	2025	2024
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,705.7	$2,557.5	$10,482.9	$9,795.8
Fees and other income	524.9	438.6	1,875.9	1,638.6
Net investment income	140.3	137.8	527.3	518.9
Net realized losses on investments and fair value changes to equity securities	(20.5)	(29.1)	(71.8)	(75.8)
Total revenues	3,350.4	3,104.8	12,814.3	11,877.5
Benefits, losses and expenses
Policyholder benefits	717.0	670.5	2,927.8	2,766.5
Underwriting, selling, general and administrative expenses	2,321.6	2,157.5	8,688.1	8,076.7
Interest expense	28.3	26.8	109.7	107.0
Loss on extinguishment of debt	—	—	1.3	—
Total benefits, losses and expenses	3,066.9	2,854.8	11,726.9	10,950.2
Income before provision for income taxes	283.5	250.0	1,087.4	927.3
Provision for income taxes	58.3	48.7	214.7	167.1
Net income	$225.2	$201.3	$872.7	$760.2

Net income per share:
Basic	$4.46	$3.89	$17.14	$14.55
Diluted	$4.41	$3.87	$16.93	$14.46

Common stock dividends per share	$0.88	$0.80	$3.28	$2.96

Share data:
Basic weighted average shares outstanding	50,017,641	51,191,614	50,469,633	51,703,588

Diluted weighted average shares outstanding	50,666,230	51,571,207	51,086,649	52,052,961

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At December 31, 2025 and 2024

	December 31,	December 31,
	2025	2024
	($ in millions)
Assets
Investments and cash and cash equivalents	$11,896.1	$10,352.2
Reinsurance recoverables	6,471.3	7,579.5
Deferred acquisition costs	10,187.6	9,992.8
Goodwill	2,646.3	2,616.0
Other assets	4,575.9	4,480.1
Assets held for sale	512.4	—
Total assets	$36,289.6	$35,020.6

Liabilities
Policyholder benefits and claims payable	$2,156.9	$3,450.9
Unearned premiums	20,881.4	20,211.4
Debt	2,206.9	2,083.1
Accounts payable and other liabilities	4,673.3	4,168.5
Liabilities held for sale	499.5	—
Total liabilities	30,418.0	29,913.9

Stockholders’ equity
Equity, excluding accumulated other comprehensive loss	6,415.8	5,942.8
Accumulated other comprehensive loss	(544.2)	(836.1)
Total equity	5,871.6	5,106.7
Total liabilities and equity	$36,289.6	$35,020.6